FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Announces First Quarter Financial Results
EPIX Making Progress in Alzheimer’s Disease, Cognition and Pulmonary Hypertension with
COPD; Plans to Resubmit Vasovist NDA Mid-Year
Conference Call to be Held Today at 10:00 a.m. EST
LEXINGTON, Mass — May 6, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform today reported consolidated financial results for the first quarter ended March 31, 2008.
Financial Results
Total revenues for the first quarter ended March 31, 2008 were $2.4 million, compared with $2.0 million for the first quarter of 2007. Revenue in the first quarter of 2008 primarily relates to research funding from the company's existing partnerships.
Net loss for the first quarter ended March 31, 2008 was $13.7 million, or $0.33 per share, compared with $19.5 million, or $0.60 per share, for the quarter ended March 31, 2007. Net loss decreased in the first quarter of 2008 in comparison with the first quarter of 2007 primarily as a result of the approximately $5.0 million in nonrecurring legal and accounting costs associated with the company’s investigation of its historical stock option practices that were recorded in the first quarter of 2007.
Research and development expenses totaled $12.7 million for the quarter ended March 31, 2008, compared with $13.5 million in the first quarter of 2007. Research and development expenses primarily consist of clinical and preclinical trial costs.
General and administrative expense was $3.0 million for the quarter ended March 31, 2008 compared with $8.6 million for the first quarter of 2007. The decrease in general and administrative expense in 2008 was primarily due to the first quarter of 2007 including approximately $5.0 million of nonrecurring legal and accounting costs associated with the company’s investigation of its historical stock option practices.

As of March 31, 2008, EPIX had cash, cash equivalents and short-term investments of $46.7 million compared with $61.1 million on December 31, 2007. EPIX currently has $100.0 million of convertible debt outstanding. Approximately 41.4 million shares of common stock were outstanding at March 31, 2008.
Full Year 2008 Financial Guidance
EPIX is reiterating its previously stated guidance and currently expects to realize a net loss in the range of $45 to $50 million and revenue in the range of $25 to $30 million for fiscal 2008. Revenue in 2008 is expected to relate primarily to reimbursed research and development costs and milestone achievements under the company's existing strategic partnership agreements. Management currently estimates that cash, cash equivalents and marketable securities on hand as of March 31, 2008, together with anticipated revenue to be earned in 2008, will be sufficient to fund operations through the first quarter of 2009.
“While we were disappointed in the overall results observed in our PRX-00023 Phase 2b trial in major depressive disorder, we made progress in several of our other clinical and preclinical programs during the first quarter of 2008,” said Michael G. Kauffman, M.D. Ph.D., chief executive officer of EPIX. “With the recent expansion of our collaboration with Cystic Fibrosis Foundation Therapeutics (CFFT), the initiation of our Phase 2b program in Alzheimer’s disease with PRX-03140, and the anticipated start of our right heart catheter study with PRX-08066, we believe we are making progress toward generating tangible results from our clinical pipeline. In addition, we were very pleased with the positive results we achieved from the re-read of Vasovist® Phase 3 images and we are hopeful that we will be able to work with the FDA to gain approval for Vasovist by the end of 2008. We believe the monetization of Vasovist, if successful, will allow us to bring cash into EPIX to support our deep clinical pipeline.”
EPIX Recent Corporate Events
Positive Results from the Vasovist Phase 3 Data Re-read
Vasovist® is an injectable intravascular contrast agent discovered internally at EPIX and is designed to provide improved imaging of the vascular system using magnetic resonance angiography (MRA).
•	In January, EPIX announced that it reached agreement with the U.S. Food and Drug Administration (FDA) on its proposal for the re-read of images of its novel blood pool MRA agent, Vasovist (gadofosveset trisodium). EPIX received written notification from the FDA confirming that the jointly agreed-upon protocol design and statistical analysis plan adequately address the objectives necessary to support the resubmission of the New Drug Application (NDA) for Vasovist.

•	In April, EPIX announced that it achieved positive results from the blinded, independent re-read of images obtained from previous Phase 3 studies. EPIX met all pre-specified endpoints prospectively agreed to with the FDA and EPIX plans to resubmit the NDA to the FDA for Vasovist in mid-2008.

Expansion of Collaboration with Cystic Fibrosis Foundation Therapeutics
EPIX scientists are using the Cystic Fibrosis Transmembrane conductance Regulator (CFTR) model to identify sites within the Delta F508 mutation of CFTR — the most common mutation in cystic fibrosis patients. It is believed that these sites may be promising targets for treatment. CFFT is working with EPIX to discover drug candidates that may work on those sites and possibly restore function to the mutated CFTR protein.
•	In January, EPIX announced that it received a $1.25 million milestone payment from CFFT, the nonprofit affiliate of the Cystic Fibrosis Foundation. This milestone marked EPIX and CFFT’s successful completion of the development of a validated, virtual 3-D molecule of the full length CFTR ion channel protein. CFTR is the key protein associated with cystic fibrosis.

•	EPIX announced in April the expansion of its collaboration with CFFT including increased potential payments from CFFT by up to $37.7 million. As a result, the total potential value of the collaboration has increased to more than $50 million.
PRX-03140
PRX-03140 is a novel, highly selective, small-molecule agonist of a specific G-protein coupled receptor (GPCR) known as 5-HT4 for the treatment of Alzheimer’s disease.
Data Presented at Keystone Symposia
•	In March, EPIX presented an oral presentation entitled “Results of a Phase 2a Study of a Novel 5HT4 Agonist for the Treatment of Alzheimer’s Disease” at the Keystone Symposia Alzheimer’s Disease Meeting in Keystone, Colorado.

•	The data presented were the results of a Phase 2a clinical trial of PRX-03140 as a single agent and in combination with Aricept® in patients with Alzheimer’s disease.

•	The summary of Phase 2a data showed that PRX-03140 is well tolerated and appears safe in both monotherapy and in combination therapy with donepezil. EPIX also presented compelling data which showed that PRX-03140 offered statistically and clinically meaningful improvement in several measures of cognition after two weeks of monotherapy dosing.
Initiation of Phase 2b Program in Alzheimer’s Disease
•	In May, EPIX began its Phase 2b proof-of-concept program in Alzheimer’s disease through the initiation of a six-month clinical trial of PRX-03140 in combination with donepezil (Aricept®). The second clinical trial will study PRX-03140 in a three-month trial as a monotherapy.

•	Under the collaboration agreement with its strategic partner, GlaxoSmithKline (GSK), EPIX earned a $7.5 million milestone payment from GSK related to the start of the Phase 2b program for PRX-03140 in Alzheimer’s disease. GSK will also participate in the costs of the program.

PRX-00023
In March 2008, EPIX announced that it would discontinue clinical development of PRX-00023 due to lack of significant efficacy shown in the recently completed Phase 2b trial in patients with major depressive disorder (MDD).
Upcoming Milestones
Initiation of Second Trial of Phase 2b Program in Alzheimer’s Disease
•	EPIX is working with strategic partner GSK to initiate the second trial in the company’s Phase 2b program for PRX-03140 in Alzheimer’s disease. The second trial will study PRX-03140 as a monotherapy and is expected to begin before the end of the second quarter of 2008.
Resubmission of Vasovist NDA
•	EPIX anticipates resubmitting the Vasovist NDA to the FDA in mid-2008. The company is hopeful that it can work with the FDA to achieve approval by the end of 2008.
Initiation of Phase 2b Right-Heart Catheterization Study of PRX-08066
EPIX is currently developing what it believes to be the only selective 5-HT2B antagonist for pulmonary hypertension.
•	By mid-2008, EPIX expects to initiate a right-heart catheter study of PRX-08066 in patients with COPD and moderate-to-severe pulmonary hypertension.
Initiation of Phase 2a Study of PRX-07034 in Cognitive Impairment
PRX-07034 is a novel, highly selective, small-molecule antagonist of a specific GPCR known as 5-HT6 being developed for the treatment of cognitive impairment associated with schizophrenia.
•	By the end of the third quarter, EPIX anticipates initiating a Phase 2a trial for PRX-07034 in cognitive impairment associated with schizophrenia. This trial is expected to be in conjunction with the Treatment Units for Research on Neurocognition and Schizophrenia (TURNS), a project of the U.S. National Institute of Mental Health.
Preclinical Activities
EPIX is also seeking to partner at least one of its preclinical compounds:
•	CCR2 is an antagonist targeting reduced inflammatory response that may have a number of disease indication opportunities

•	P2Y2 is an oral, non-absorbed agonist targeted for chronic constipation and irritable bowel syndrome.

Scheduled Upcoming Investor Events
•	Deutsche Bank 33rd Annual Healthcare Conference, Boston, May 6, 2008

•	Neurotech Industry Investing and Partnering Conference, Boston, May 9, 2008

•	Bank of America 2008 Healthcare Conference, Las Vegas, May 15, 2008

•	Needham & Co. Seventh Annual Biotechnology and Medical Technology Conference, New York, June 11-12, 2008
Conference Call
EPIX will hold a call and webcast to discuss its first quarter results, recent accomplishments and progress toward achieving 2008 goals at 10:00 a.m. (EDT) today, Tuesday, May 6, 2008. The call can be accessed by dialing 1-866-383-8108 (domestic) or 1-617-597-5343 (international) five minutes prior to the start time and providing the passcode 98481489. The live webcast can be accessed by visiting the investor relations section of the company’s website at http://investor.epixpharma.com. A replay of the call may be accessed, beginning approximately two hours after the call’s conclusion, by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 and using the passcode 17450377. A webcast replay of the call will be available on the EPIX website approximately two hours after the completion of the call and will be archived for two weeks.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance, regulatory, clinical and business strategies, the progress of our clinical development program, timing of the initiation and results of our clinical trials, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products,; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-K.

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007

Revenues	$2,408	$1,955

Operating expenses:
Research and development	12,691	13,491
General and administrative	3,038	8,614
Royalties	39	54

Total operating expenses	15,768	22,159

Operating loss	(13,360)	(20,204)
Other income (expense), net	(374)	732
Provision for income taxes	—	38

Net loss	$(13,734)	$(19,510)

Net loss per share (basic and diluted)	$(0.33)	$(0.60)

Weighted average number of shares outstanding, basic and diluted	41,354	32,586

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	March 31,	December 31,
	2008	2007

Cash, cash equivalents and marketable securities	$46,733	$61,077
Total assets	64,319	78,075
Convertible debt (1)	100,000	100,000
Total liabilities	138,709	139,367
Stockholders’ deficit	(74,390)	(61,292)
(1)	Convertible note holders can require the Company to repurchase the notes at par, plus accrued and unpaid interest on June 15, 2011. The notes are convertible into common stock at a conversion price of $44.66 per share.